Exhibit 99.1
AT THE COMPANY:
Investor Relations
E-mail: invrel@elcom.com
FOR IMMEDIATE RELEASE
ELCOM INTERNATIONAL, INC. REPORTS
2005 OPERATING RESULTS
NORWOOD, MA, April 3, 2006 - Elcom International, Inc. (OTCBB: ELCO and AIM: ELC and ELCS), today announced operating results for its year ended December 31, 2005.
Financial Summary Table
(in thousands, except per share amounts)

	Year Ended December 31,
	2005	2004
Net sales	$2,714	$3,807
Gross profit	1,996	3,347
Operating loss from continuing operations	(4,242)	(3,005)

Net loss	$(5,840)	(3,272)

Basic and diluted net loss per share	$(0.08)	$(0.06)

Basic and diluted weighted average common shares outstanding	72,173	52,504

The above table, the following description and the condensed consolidated financial statements should be read in conjunction with the Risk Factors and other information contained in the Company’s Forms 10-QSB for the periods ended March 31, June 30 and September 30, 2005 and 2004 Annual Report on Form 10-K, as amended, as well as the Company’s 2005 annual report on Form 10-KSB.
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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports 2005 Operating Results

Year ended December 31, 2005 compared to the year ended December 31, 2004
     Net Revenues. Net revenues for the year ended December 31, 2005 decreased to $2,714,000 from $3,807,000 in 2004, a decrease of $1,093,000, or 29%, primarily due to decreases in licence, hosting services and professional services revenues earned during 2005 versus revenues earned in 2004. Licence, hosting services and other fees decreased in 2005 versus 2004 primarily due to recording the fourth and final lump sum licence payment from Capgemini UK Plc (“Capgemini”) of $1,142,000 which was earned upon signing the thirteenth customer of the eProcurement Scotland program in the first quarter of 2004 (this licence fee is non-recurring). Licence, hosting services and other fees include licence fees, hosting service fees, supplier fees, usage fees, and eMarketplace fees. Professional services fees decreased by $177,000, from $810,000 in 2004 to $633,000 in 2005, primarily due to a decrease in customer “go lives” on the eProcurement Scotland program, where nine customers went live in 2004, while only four customers went live in 2005. Professional services revenue includes implementation fees, integration fees and other time and material based professional services fees. The Company continues to experience less than anticipated demand in the U.S. and very long sales cycles in the U.K. Based on its existing licence and hosting agreements the Company currently has a recurring annual revenue base of approximately $2.1 million, however, Elcom anticipates increases in revenues will result from its Zanzibar eMarketplace during 2006.
     Revenues from Capgemini associated with the Scottish Executive Department of the Government of Scotland (the “Scottish Executive”), comprised 53%, and 67%, of net revenues for the years ended December 31, 2005 and 2004, respectively.
     Gross Profit. Gross profit for the year ended December 31, 2005 decreased to $1,996,000 from $3,347,000 in 2004, a decrease of $1,351,000, or 40%. This decrease is primarily a result of the one-time licence revenue recorded in 2004 versus revenues recorded in 2005. In addition, the Company recorded a higher level of cost of revenues in 2005 versus those recorded in 2004, primarily as a result of increased personnel time required to support its increased customer base, to a large degree related to the larger number of Public Entities participating in the eProcurement Scotland program.
     Selling, General and Administrative Expenses. Selling, general and administrative expenses (“SG&A”) for the year ended December 31, 2005 decreased to $5,413,000 from $6,032,000 for the year ended December 31, 2004, a reduction of $619,000 or 10%. Throughout the first three quarters of 2003, the Company implemented cost containment measures designed to better align its SG&A expenses with lower than anticipated revenues. Those measures included personnel reductions throughout most functional and corporate areas. In general, these reductions remained in place throughout 2004, 2005 and to-date in 2006. In March 2004, the Company began hiring several staff in the U.K. and U.S. (support services) in order to service the expanding demand in the municipal market in the U.K. Overall, the Company’s headcount has remained relatively stable between 2004 and 2005; however, due to a change in the mix of personnel, as well as the $505,000 increase in research and development expense and the $258,000 increase in cost of revenues (which reflect an increase in allocated personnel costs of $656,000) in 2005 over 2004, the personnel expenses in SG&A decreased approximately $641,000 in 2005 compared to 2004. SG&A in 2005 also reflects a $265,000 reduction in depreciation and amortization expense versus 2004, as various Company assets have been fully depreciated/amortized. These decreases are partially offset by a $170,000 increase in SG&A related to recording the Company’s estimated share of Zanzibar eMarketplace-related administrative costs, increases in certain facility related costs, the impact of inflation, as well as the comparative effect of one-time, non-recurring credits negotiated and recorded in 2004 with two service providers. The Company believes that its current level of SG&A,
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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports 2005 Operating Results

taking into account the levels of research and development and costs of revenues, approximates the amounts recorded in 2005. The Company anticipates that it will add certain additional personnel in 2006, if its customer base increases.
     Research and Development Expenses. Research and development expenses for the year ended December 31, 2005 and 2004 were $825,000 and $320,000, respectively, an increase of $505,000 in 2005 over 2004. The increase in expense in 2005 compared to 2004 was due primarily to ongoing work, begun in late 2004, associated with various enhancements to improve the data interchange, settlement work flow, user definable fields, porting system capabilities, enhanced inbound interfaces, and reporting system capabilities of the Company’s PECOS technology, many of which were completed in 2005. In addition, in late 2005 Elcom also commenced development of new software for supplier directories, marketplace portals, client sign on, as well as various additional interfaces to other software. Certain of these items are related to the Zanzibar eMarketplace, and will also be included in Elcom’s offerings to other customers and potential customers.
     Operating Loss. The Company reported a loss from operations of $4,242,000 for the year ended December 31, 2005 compared to $3,005,000 reported for the year ended December 31, 2004, an increase in the operating loss of $1,237,000 or 41%. The higher operating loss from continuing operations in 2005 was due primarily to the decrease in revenues recognized in 2005 versus 2004, as discussed above.
     Interest Expense. Interest expense for the year ended December 31, 2005 was $1,605,000, an increase of $1,354,000 over the $251,000 of interest expense recorded for the year ended December 31, 2004. The increase in interest expense is due primarily to $1,419,000 recorded in 2005 as non-cash amortization of the beneficial conversion feature (“BCF”) on the Company’s ten-year 10% Senior Convertible Debentures due 2013 (“Debentures”). The BCF was increased by $517,000 in 2005 as a result of the adjustment of the per share conversion price from $0.1246 to $0.04643. The per share conversion price of the Debentures was adjusted on a weighted average basis as a result of the issuance of the 2005 Regulation S Shares at a price less than the original Debenture per share conversion price. The incremental $517,000 of BCF and the unamortized balance of BCF of $902,000 as of December 31, 2004, were both expensed in 2005 as a result of the automatic conversion of the Debentures and accumulated accrued interest thereon, into common stock of the Company as a result of a change in control of Elcom, as further described in Note (6) Stockholders’ Equity, in the Notes to the Company’s December 31, 2005 consolidated financial statements. The BCF is initially recorded as an offset to the Debenture liability and a credit to paid-in-capital. Interest expense, not including the non-cash amortization of BCF amounts (“Non-BCF Interest”) was $186,000 in 2005 and $143,000 in 2004. The increase in the level of Non-BCF Interest expense is due to the increased level of bridge loans received in 2005 in order for Elcom to continue operations. Of the $186,000 Non-BCF Interest expense incurred in 2005, $145,000 was satisfied by the issuance of common stock in 2005, and the balance was paid in cash in late 2005 or early 2006. Of the $143,000 Non-BCF Interest expense recorded in 2004, $127,000 represents interest on the Debentures which was satisfied by issuance of common stock in 2005, and the balance was paid in cash.
     Interest and Other Income (Expense), Net. Interest and other income (expense), net, for the year ended December 31, 2005 was income of $7,000 versus an expense of ($16,000), for the year ended December 31, 2004. The change from 2004 to 2005 is largely due to translation gains in 2005, resulting from loans from non-U.S. investors denominated in sterling, while in 2004, the Company incurred exchange (losses) associated with loans payable to Capgemini in 2004 (see Note (3) Loans Payable, in the Notes to Company’s consolidated financial statements). In 2004 sterling gained value against the dollar, while in 2005, sterling lost value against the dollar.
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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports 2005 Operating Results

     Net Loss From Discontinued Operations. The Company did not record income or expense from discontinued operations in 2005 or 2004, and does not anticipate significant further income or expense from discontinued operations. The Company has accrued $62,000 for liabilities related to discontinued operations at December 31, 2005, and used cash of $241,000 during 2005 in satisfying certain of the liabilities.
     Net Loss. The Company generated a net loss for the year ended December 31, 2005 of $5,840,000, versus a net loss of $3,272,000 for the year ended December 31, 2004, an increase in the loss of $2,568,000, or 78%, primarily as a result of the decrease in revenues and the increase in non-cash interest expense, as described above. Basic and diluted net loss per share for the year ended December 31, 2005 were ($0.08), compared with a basic and diluted net loss from total operations per share of ($0.06) for the year ended December 31, 2004. The increase in the loss per share reflects the increased net loss as discussed above, net of the substantial increase in shares outstanding as a result of the Company’s issuances of common stock in December 2005. Actual shares outstanding increased by 550% as a result of the offering, from approximately 61 million shares to 399 million shares, while the weighted average shares outstanding increased by 38% from approximately 53 million shares to 72 million shares, reflecting the December 2005 timing of the common stock issuances.
Factors Affecting Future Performance
     A significant portion of the Company’s revenues are from licence and associated fees received from Capgemini under a back-to-back contract between Elcom and Capgemini which essentially mirrors the primary agreement between Capgemini and the Scottish Executive, executed in November 2001. Future revenue under this arrangement is contingent on the following significant factors: the rate of adoption of the Company’s ePurchasing solution by Public Entities associated with the Scottish Executive; renewal by existing Public Entity clients associated with the Scottish Executive of their rights to use the ePurchasing solution; the procurement of additional services from the Company by Public Entities associated with the Scottish Executive; Capgemini’s relationship with the Scottish Executive; and their compliance with the terms and conditions of their agreement with the Scottish Executive and the ability of the Company to perform under its agreement with Capgemini.
     In addition, the Company intends to commit incremental resources to provide the eProcurement and eMarketplace components of the Zanzibar eMarketplace for public sector organizations in the U.K. under its agreements with PASSL and PA. Future revenue under this arrangement is contingent primarily on the timing and rate of adoption by U.K. Public Entities of the Zanzibar eMarketplace, as well as the timing and level of costs incurred to develop the required infrastructure to support the architecture of the Zanzibar eMarketplace, including stage one (of three stages) which was accepted in February 2006, and the ability of the consortium, as a whole, to operate on a profitable basis.
     If further business fails to develop under the Capgemini agreement or if the Zanzibar eMarketplace does not attract a profitable level of clients, or if the U.S. Initiatives do not expand as expected, or if the Company is unable to perform under any of these agreements, it would have a material adverse affect on the Company’s future financial results.
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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports 2005 Operating Results

Outlook
     As evidenced by the level of SG&A, research and development, and cost of revenues, the Company’s expenditures in 2005 have remained relatively flat as compared to 2004, and well below the levels in years prior to 2004. The Company’s implementation of cost containment programs has significantly reduced its expenses and cash requirements from previous levels. Although the Company has been able to maintain a reduced level of operating expenses, the Company expects that its operating loss will continue through 2006. Improvements in revenues and operating results from operations in future periods will not occur without the Company being able to generate incremental operating revenues from existing and new clients.
STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
     Except for the historical information contained herein, the matters discussed in this Annual Report on Form 10-KSB could include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the Company’s objectives, plans and strategies set forth herein and those preceded by or that include the words “believes,” “expects,” “targets,” “intends,” “anticipates,” “plans,” or similar expressions, are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that the Company’s expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company’s future results to differ materially from those anticipated, including: (i) the ability of the Company to retain key executives; (ii) the necessity for the Company to generate incremental operating revenues and whether this objective can be met given the overall marketplace and client’s acceptance and usage of eCommerce software systems, eProcurement and eMarketplace solutions including corporate demand therefor, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, and control of expenses, revenue growth; (iii) the consequent results of operations given the aforementioned factors; and (iv) the necessity of the Company to achieve profitable operations within the constraints of its existing resources, and if it can not, the availability of incremental capital funding to the Company and other risks detailed from time to time in its 2005 Annual Report on Form 10-KSB and in its other SEC reports and statements, including particularly the Company’s “Risk Factors” contained in the prospectus included as part of the Company’s Registration Statement on Form S-3 filed on June 21, 2002. The Company assumes no obligation to update any of the information contained or referenced in its 2005 Annual Report on Form 10-KSB.
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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports 2005 Operating Results

The financial data set forth below should be read in conjunction with the Consolidated Financial Statements and other disclosures contained in the Company’s 2004 Annual Report on Form 10-K, as amended and Forms 10-QSB for the periods ended March 31, June 30, and September 30, 2005, as well as the Company’s 2005 annual report on Form 10-KSB.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	For the year ended December 31,
	2005	2004
Net revenues:
Licence, hosting services and other fees	$2,081	$2,997
Professional services	633	810

	2,714	3,807
Cost of sales	718	460

Gross profit	1,996	3,347

Operating Expenses:
Selling, general and administrative	5,413	6,032
Research and development	825	320

Total operating expenses	6,238	6,352

Operating loss	(4,242)	(3,005)
Interest expense	(1,605)	(251)
Interest and other income (expense), net	7	(16)

Income loss before income taxes	(5,840)	(3,272)
Income taxes	—	—

Net loss	(5,840)	(3,272)
Comprehensive income (loss), net of tax	(29)	33

Comprehensive loss	$(5,869)	$(3,239)

Basic and diluted net loss per share	$(0.08)	$(0.06)

Weighted average number of basic and diluted shares outstanding	72,173	52,504

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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports 2005 Operating Results

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,399	$390
Accounts receivable, net	503	307
Prepaids and other current assets	119	53

Total current assets	7,021	750

PROPERTY, EQUIPMENT AND SOFTWARE, NET	743	1,019
OTHER ASSETS	10	10
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	—	48

	$7,774	1,827

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Loans payable	$1,299	—
Other current liabilities	4,765	3,429
Current liabilities of discontinued operations	62	303

Total current liabilities	6,126	3,732

Other long term liabilities	423	573
Convertible debentures, net of discount	—	362

Total liabilities	6,549	4,667

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,225	(2,840)

	$7,774	1,827

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10 Oceana Way — Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540